Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 5 to Registration Statement (No.1) on Form S-1/A of JRSIS Health Care Corporation of our report dated February 26, 2014, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the captions “Consolidated Financial Statements” in such Prospectus.

We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

September 23, 2014.